Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FOURTH QUARTER AND FISCAL 2016 RESULTS

NEW YORK, N.Y., August 19, 2016 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2016.

On September 30, 2015, The Madison Square Garden Company completed its spin-off from MSG Networks Inc. The fiscal 2016 fourth quarter and nine months ended June 30, 2016 reflect the Company’s financial results on a standalone basis, including the Company’s actual corporate general and administrative costs.

Reported results for fiscal 2015 and the fiscal 2016 first quarter reflect the combined results of the sports and entertainment businesses, which, prior to the completion of the spin-off, had been consolidated with MSG Networks Inc. Please note that results for these periods reflect the allocation of corporate general and administrative costs based on accounting requirements for the preparation of carve-out financial statements. As a result, results for fiscal 2015 and the fiscal 2016 first quarter do not reflect all of the actual expenses that the Company would have incurred had it been a standalone public company for those periods.

On a reported basis for fiscal 2016, the Company generated revenues of approximately $1.1 billion, operating loss of $58.6 million and adjusted operating cash flow (“AOCF”) (1) of $68.3 million. Excluding the impact of a $41.8 million non-cash write-off recorded during the fiscal 2016 third quarter and $6.9 million in reorganization costs recorded during the fiscal 2016 fourth quarter, fiscal 2016 operating loss would have been $10.0 million and AOCF would have been $117.0 million.

On a reported basis for the fiscal 2016 fourth quarter, the Company generated revenues of $217.8 million, operating loss of $46.2 million and AOCF loss of $13.8 million. Excluding the impact of $6.9 million in reorganization costs recorded during the fiscal 2016 fourth quarter, operating loss would have been $39.3 million and AOCF loss would have been $6.9 million.

President and CEO David O’Connor said, “At the time of our spin-off last September, we laid out a plan on how we would grow our new standalone live sports and entertainment company, and are pleased with the significant progress we’ve made on executing that strategy. We took significant steps to strengthen our position in live experiences through our investment in Boston Calling Events and our announced plans to expand into Las Vegas, where similar to the Forum, we think we can successfully fill a need by building a groundbreaking venue focused on music and entertainment. As we look ahead, we are excited about the company’s future and remain confident that we have ample opportunities, both organic and external, to drive attractive long-term growth for our company.”

Results from Operations

Segment results for the quarters ended June 30, 2016 and 2015 are as follows:

	Revenues			Operating Income (Loss)			AOCF
$ millions	F’Q4 2016	F’Q4 2015	% Change	F’Q4 2016	F’Q4 2015	% Change	F’Q4 2016	F’Q4 2015	% Change
MSG Entertainment	$84.0	$93.2	(10)%	$(17.9)	$(8.4)	(112)%	$(13.2)	$(4.6)	(188)%
MSG Sports	133.5	161.6	(17)%	12.8	40.4	(68)%	18.4	41.9	(56)%
Other	0.2	0.2	NM	(41.0)	(27.6)	(49)%	(19.0)	(6.9)	(175)%
Total Company	$217.8	$255.0	(15)%	$(46.2)	$4.3	NM	$(13.8)	$30.4	NM

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Entertainment

For the fiscal 2016 fourth quarter as compared to the prior year period, MSG Entertainment revenues of $84.0 million decreased 10%. The decrease was primarily due to lower revenues for the production, now called New York Spectacular Starring the Radio City Rockettes, and the absence of a $3.6 million insurance recovery recorded in the prior year quarter related to lost revenues due to Superstorm Sandy for the Christmas Spectacular Starring the Radio City Rockettes. The decrease in revenues for New York Spectacular Starring the Radio City Rockettes was primarily due to fewer scheduled performances, a result of a shift in the timing of the production’s run from the spring to the summer, and, to a lesser extent, lower per-show revenue. This decrease in revenues was partially offset by higher overall event-related revenues, led by The Garden and the Beacon Theatre, along with higher venue-related sponsorship, signage and suite rental fee revenues.

Fiscal 2016 fourth quarter operating loss of $17.9 million increased by $9.5 million and AOCF loss of $13.2 million increased by $8.6 million. The increase in operating loss and AOCF loss primarily reflects the decrease in revenue and higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

The decrease in direct operating expenses was primarily due to lower expenses for the production, now called New York Spectacular Starring the Radio City Rockettes, primarily a result of a shift in the timing of the production’s run, partially offset by higher overall event-related expenses at the Company’s venues. The increase in selling, general and administrative expenses primarily reflects higher corporate general and administrative costs, professional fees and employee compensation and related benefits. As noted above, selling, general and administrative expenses in the prior year fourth quarter do not include all of the actual expenses that the Company would have incurred had it been a standalone public company for that period.

MSG Sports

For the fiscal 2016 fourth quarter as compared to the prior year period, MSG Sports revenues of $133.5 million decreased 17%. The decrease in revenues was primarily due to lower playoff-related revenues and, to a lesser extent, event-related revenues associated with other live sporting events. This was partially offset by higher media rights fees from MSG Networks Inc. as a result of new long-term media rights agreements between the New York Knicks and New York Rangers and MSG Networks Inc. and, to a lesser extent, the impact from the new advertising sales representation agreement with MSG Networks Inc., as well as higher professional sports teams’ regular season ticket-related revenue.

Fiscal 2016 fourth quarter operating income decreased by $27.6 million to $12.8 million and AOCF decreased by $23.5 million to $18.4 million. The decrease in operating income and AOCF was primarily due to the decrease in revenues and, to a lesser extent, higher selling, general and administrative expenses, partially offset by lower direct operating expenses.

The decrease in direct operating expenses was due to lower playoff-related expenses and, to a lesser extent, event-related expenses associated with other live sporting events, partially offset by higher team personnel compensation costs, other team operating costs, net provisions for NBA and NHL revenue sharing expense and NBA luxury tax, and other net increases. The increase in selling, general and administrative expenses was primarily due to higher corporate general and administrative costs, costs associated with the Company’s new advertising sales representation agreement with MSG Networks Inc., employee compensation and related benefits and professional fees, partially offset by lower marketing costs. As noted above, selling, general and administrative expenses in the prior year fourth quarter do not include all of the actual expenses that the Company would have incurred had it been a standalone public company for that period.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment that presents or hosts a broad array of world-class events—including concerts, sporting events, family shows and special events—in an unparalleled mix of celebrated venues that span four of the nation’s largest entertainment markets. Those venues are: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. In addition, MSG has a diverse collection of properties that includes some of the most widely-recognized sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA), along with two development league teams — the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). The Company also features popular original entertainment productions — the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s premier Boston Calling Music Festival. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 55123416

Conference call replay number is 855-859-2056 / Conference ID Number 55123416 until August 26, 2016

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Revenues	$217,764	$254,965	$1,115,311	$1,071,551
Direct operating expenses	141,757	156,877	737,857	724,881
Selling, general and administrative expenses	96,621	70,130	333,603	238,318
Depreciation and amortization	25,543	23,639	102,482	108,758

Operating income (loss)	(46,157)	4,319	(58,631)	(406)
Other income (expense):
Loss in equity method investments	(14,130)	(5,541)	(19,099)	(40,590)
Interest income	2,412	840	6,782	3,056
Interest expense	(485)	(617)	(2,028)	(2,498)
Miscellaneous income (expense)	63	(1)	(4,017)	190

Loss from operations before income taxes	(58,297)	(1,000)	(76,993)	(40,248)
Income tax expense	(122)	(119)	(297)	(436)

Net loss	$(58,419)	$(1,119)	$(77,290)	$(40,684)

Basic loss per common share	$(2.39)	$(0.04)	$(3.12)	$(1.63)
Diluted loss per common share	$(2.39)	$(0.04)	$(3.12)	$(1.63)
Basic weighted-average number of common shares outstanding	24,479	24,928	24,754	24,928
Diluted weighted-average number of common shares outstanding	24,479	24,928	24,754	24,928

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plans and non-employee director plans in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2016	2015	2016	2015
Operating income (loss)	$(46,157)	$4,319	$(58,631)	$(406)
Share-based compensation	6,829	2,434	24,476	10,306
Depreciation and amortization	25,543	23,639	102,482	108,758

Adjusted operating cash flow	$(13,785)	$30,392	$68,327	$118,658

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended June 30,
	2016	2015	% Change
MSG Entertainment	$84,042	$93,235	(10)%
MSG Sports	133,506	161,552	(17)%
All other	216	178	NM

Total Madison Square Garden Company	$217,764	$254,965	(15)%

	Twelve Months Ended June 30,
	2016	2015	% Change
MSG Entertainment	$415,390	$414,161	—%
MSG Sports	699,062	656,683	6%
All other	859	707	NM

Total Madison Square Garden Company	$1,115,311	$1,071,551	4%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Three Months Ended June 30,			Three Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
MSG Entertainment	$(17,863)	$(8,411)	(112)%	$(13,176)	$(4,580)	(188)%
MSG Sports	12,750	40,357	(68)%	18,369	41,870	(56)%
All other	(41,044)	(27,627)	(49)%	(18,978)	(6,898)	(175)%

Total Madison Square Garden Company	$(46,157)	$4,319	NM	$(13,785)	$30,392	NM

	Operating Income (Loss)			Adjusted Operating Cash Flow
	Twelve Months Ended June 30,			Twelve Months Ended June 30,
	2016	2015	% Change	2016	2015	% Change
MSG Entertainment	$(32,335)	$27,252	NM	$(14,581)	$41,189	NM
MSG Sports	109,754	75,316	46%	131,027	98,006	34%
All other	(136,050)	(102,974)	(32)%	(48,119)	(20,537)	(134)%

Total Madison Square Garden Company	$(58,631)	$(406)	NM	$68,327	$118,658	(42)%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED AND COMBINED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2016	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,444,317	$14,211
Restricted cash	27,091	12,590
Accounts receivable, net	75,998	51,734
Net related party receivables, current	4,079	327
Prepaid expenses	27,031	23,879
Loan receivable from MSG Networks	—	30,836
Other current assets	25,337	35,058

Total current assets	1,603,853	168,635
Net related party receivables, noncurrent	1,710	—
Investments and loans to nonconsolidated affiliates	263,546	249,394
Property and equipment, net	1,160,609	1,188,693
Amortizable intangible assets, net	15,729	22,324
Indefinite-lived intangible assets	166,850	166,850
Goodwill	277,166	277,166
Other assets	54,487	75,880

Total assets	$3,543,950	$2,148,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,935	$3,307
Net related party payables	15,275	1,588
Accrued liabilities:
Employee related costs	119,357	95,997
Other accrued liabilities	133,832	121,509
Deferred revenue	332,416	311,317

Total current liabilities	614,815	533,718
Defined benefit and other postretirement obligations	66,035	80,900
Other employee related costs	32,921	53,337
Deferred tax liabilities, net	194,583	206,944
Other liabilities	49,175	50,768

Total liabilities	957,529	925,667

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,777 shares outstanding as of June 30, 2016	204	—
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of June 30, 2016	45	—
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of June 30, 2016	—	—
Additional paid-in capital	2,806,352	—
Treasury stock, at cost, 671 shares as of June 30, 2016	(101,882)	—
Accumulated deficit	(75,687)	—
MSG Networks’ investment	—	1,263,490
Accumulated other comprehensive loss	(42,611)	(40,215)

Total stockholders’ equity	2,586,421	1,223,275

Total liabilities and stockholders’ equity	$3,543,950	$2,148,942

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended June 30,
	2016	2015
Net cash provided by operating activities	$125,785	$69,352
Net cash used in investing activities	(115,690)	(102,656)
Net cash provided by financing activities	1,420,011	41,372

Net increase in cash and cash equivalents	1,430,106	8,068
Cash and cash equivalents at beginning of period	14,211	6,143

Cash and cash equivalents at end of period	$1,444,317	$14,211